Exhibit 4.7

FIRST AMENDMENT TO CONVERTIBLE LOAN AGREEMENT

THIS FIRST AMENDMENT TO CONVERTIBLE LOAN AGREEMENT (this “Amendment"), is made as of the 15 day of May, 2016, by and among (i) RADA ELECTRONIC INDUSTRIES Ltd., a company organized under the laws of the State of Israel (the “Company”), and (ii) DBSI INVESTMENTS LTD. a company organized under the laws of the State of Israel (the “Investor”).

W I T N E S E T H:

WHEREAS, the Company and the Investor has entered into that certain Convertible Loan Agreement dated April 10, 2016 (the "Loan Agreement"); and

WHEREAS the parties wish to amend the Loan Agreement as further detailed below;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

Any capitalized term used in this Amendment, but not otherwise defined, shall have the meaning ascribed to such term in this Loan Agreement.

1.	Amendment of Section 4.1

 Section 4.1 shall be replaced in its entirety by the following Section:

" Voluntary Conversion.  During the Term, the Investor shall have the right, but not the obligation, at its sole discretion, to convert the then remaining Loan Amount into ordinary shares, par value NIS 0.015 (the "Ordinary Shares"), at a price per share equal to the lower of: (i) $1.20, or (ii) a five percent (5%) discount to the FMV (as defined below) (the "Conversion Price", provided however, that in no event shall the Conversion Price be lower than US$ 0.235. In each case, the Conversion Price shall be adjusted from time to time to reflect any bonus shares, combinations or splits with respect to the Ordinary Shares or other similar recapitalization affecting such share. "FMV" shall mean the average of the closing prices of the Company's Ordinary Shares over the 5 consecutive trading days ending on the last trading day (inclusive) prior to the date of conversion."

2.	Effect of Amendment

Subject to the terms of this Amendment, the Loan Agreement will remain in full force and effect and the Loan Agreement and this Agreement will be read and construed as one document, provided however that in the event of any contradiction between any of the provisions of the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail.

3.	Counterparts

This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that signatures may be provided by facsimile or other means of electronic transmission.

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SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF the parties have signed this First Amendment to Convertible Loan Agreement as of the date first hereinabove set forth.

Rada Electronic Industries Ltd. By: ________________________________ Name: Title:

IN WITNESS WHEREOF the parties have signed this First Amendment to Convertible Loan Agreement as of the date first hereinabove set forth.

DBSI Investments Ltd. By: ________________________________ Name: Title: